Exhibit 99.1

Grace News

Media Relations	Investor Relations
Andrea Greenan	Lisa Mikes
T + 1 410.531.4391	T + 1 617.498.4530
E andrea.greenan@grace.com	E lisa.mikes@grace.com

GRACE REPORTS SECOND QUARTER RESULTS, RAISES 2011 OUTLOOK

Adjusted EPS $1.11; Adjusted EBIT increased 46%

COLUMBIA, Maryland, July 26, 2011 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the second quarter ended June 30, 2011.  Following are Grace’s key financial performance measures for the second quarter:

•                  Sales increased 20.6% to $826.4 million from $685.0 million in the prior year quarter.

•                  Adjusted EBIT increased 45.8% to $132.8 million from $91.1 million in the prior year quarter.  Adjusted EPS was $1.11 compared with $0.76 in the prior year quarter.

•                  Grace net income increased 48.6% to $75.8 million from $51.0 million in the prior year quarter.  Grace’s diluted EPS was $1.00 compared with $0.69 in the prior year quarter.

•                  Adjusted Operating Cash Flow was $109.4 million in the second quarter compared with $101.3 million in the prior year quarter.

•                  Adjusted EBIT Return on Invested Capital was 31.3% on a trailing four quarter basis compared with 25.2% in the prior year quarter.

“I am pleased with how well the Grace team is executing in today’s dynamic operating environment,” said Fred Festa, Grace’s Chairman, President and Chief Executive Officer.  “The investments we have made are making a significant difference to our results, giving us the confidence to increase our outlook for 2011.”

Second Quarter Results

Sales increased 20.6% overall and 16.1% in the emerging regions compared with the prior year quarter.  The sales increase was due to improved pricing (11.6%), favorable currency translation (5.6%), and higher sales volumes (3.4%).

Gross profit percentage was 36.8% compared with 35.7% in the prior year quarter and 36.2% in the 2011 first quarter.  The increase in gross profit percentage was primarily due to improved pricing partially offset by higher raw materials costs.  Grace currently expects raw material cost inflation for 2011 to be approximately $75 million, excluding rare earth cost inflation.

Adjusted EBIT (see note A) was $132.8 million, an increase of 45.8% compared with $91.1 million in the prior year quarter.  Adjusted EBIT margin was 16.1% compared with 13.3% in the prior year quarter.  The increase in Adjusted EBIT was primarily due to the increase in sales and improved gross profit percentage compared with the prior year quarter.

Grace net income for the second quarter was $75.8 million, or $1.00 per diluted share, compared with $51.0 million, or $0.69 per diluted share, in the prior year quarter.

Six Months Results

Sales increased 17.1% overall and 16.0% in the emerging regions for the six months ended June 30, 2011 compared with the prior year period.  The sales increase was due to improved pricing (9.2%), higher sales volumes (4.9%), and favorable currency translation (3.0%).  Sales were $1,522.1 million compared with $1,299.9 million in the prior year period.

Grace net income for the six months ended June 30, 2011 was $130.0 million, or $1.72 per diluted share, compared with $107.2 million, or $1.44 per diluted share, in the prior year period.

Grace Davison

Sales up 25%; Segment operating income up 37%

Second quarter sales for the Grace Davison operating segment, which includes specialty catalysts and materials used in a wide range of industrial applications, were $568.6 million, an increase of 25.3% compared with the prior year quarter. The sales increase was due to improved pricing (16.3%), favorable currency translation (5.9%), and higher sales volumes (3.1%).

Sales of this operating segment are reported by product group as follows:

•                  Refining Technologies — sales of catalysts and chemical additives used by petroleum refineries were $267.8 million in the second quarter, an increase of 49.5% compared with the prior year quarter.  Sales in this product group were favorably affected by price increases, implemented to reflect the higher value of new FCC catalyst technologies and to offset the rising cost of raw materials (primarily rare earths), higher volumes, and favorable currency translation.  In the first quarter, Grace introduced eight new catalyst products with improved performance and reduced rare earth content designed to help customers mitigate the significantly higher cost of rare earth.  Almost 50% of Grace’s FCC catalyst customers have adopted at least one of our new low or no rare earth products.

•                  Materials Technologies — sales of engineered materials, coatings and sealants used in industrial and packaging applications were $190.8 million in the second quarter, an increase of 9.6% compared with the prior year quarter.  Sales in this product group were favorably affected by price increases, implemented to offset rising raw materials costs, and favorable currency translation, partially offset by lower sales volumes.

•                  Specialty Technologies — sales of highly specialized catalysts, materials and equipment used in unique or proprietary applications and markets were $110.0 million in the second quarter, an increase of 9.2% compared with the prior year quarter.  Sales in this product group were favorably affected by higher sales volumes, favorable currency translation, and improved pricing.

Gross profit percentage was 38.1% compared with 36.2% in the prior year quarter and 37.4% in the 2011 first quarter.  The increase in gross profit percentage compared with the prior year quarter was primarily due to improved pricing partially offset by higher raw materials costs.

Segment operating income for the second quarter was $145.7 million compared with $106.5 million in the prior year quarter, a 36.8% increase primarily due to improved pricing and higher sales volumes.  Segment operating margin was 25.6% compared with 23.5% in the prior year quarter.

Sales of the Grace Davison operating segment for the six months ended June 30, 2011 increased 21.2% compared with the prior year period.  Gross profit percentage was 37.8% compared with 35.6% in the prior year period.  Segment operating income of Grace Davison was $264.0 million, an increase of 35.9% compared with the prior year period.  Segment operating margin was 25.0% compared with 22.3% in the prior year period.

Grace Construction Products

Sales up 12%; Emerging region sales up 28%

Second quarter sales for the Grace Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure and residential construction, were $257.8 million, up 11.6% compared with the prior year quarter.  The sales increase was due to favorable currency translation (5.0%), higher sales volumes (4.2%), and improved pricing (2.4%).  Sales in the emerging regions increased 27.8% compared with the prior year quarter.

Sales of this operating segment are reported by geographic region as follows:

•                  Americas - sales to customers in the Americas were $129.9 million in the second quarter, an increase of 11.9% compared with the prior year quarter.   Sales in North America increased 5.9% from the prior year quarter primarily due to improved pricing and higher sales volumes.  Sales in Latin America grew 43.1% compared with the prior year quarter primarily due to higher sales volumes.

•                  Europe — sales to customers in Europe, the Middle East, Africa and India were $78.5 million in the second quarter, an increase of 4.7% compared with the prior year quarter. Sales were favorably impacted by currency translation and improved pricing, partially offset by lower sales volumes.

•                  Asia — sales to customers in Asia (excluding India), Australia and New Zealand were $49.4 million in the second quarter, an increase of 23.5% compared with the prior year quarter.  Sales increased primarily due to higher sales volumes and favorable currency translation.

Gross profit percentage was 34.1% in the second quarter compared with 35.0% in the prior year quarter and 33.7% in the 2011 first quarter.  The decrease in gross profit percentage compared with the prior year quarter was primarily due to higher raw material costs and the additional operating costs of new plants in the emerging regions, partially offset by improved pricing.  The increase in gross profit percentage compared with the 2011 first quarter was primarily due to improved operating leverage.

Segment operating income for the second quarter was $29.6 million compared with $25.7 million for the prior year quarter, a 15.2% increase primarily due to higher sales volumes and favorable currency translation, partially offset by lower gross profit percentage.  Segment operating margin was 11.5% compared with 11.1% in the prior year quarter.

Sales of the Grace Construction Products operating segment for the six months ended June 30, 2011 increased 8.8% compared with the prior year period.  Gross profit percentage was 33.9% compared with 34.9% in the prior year period.  Segment operating income was $45.9 million, an increase of 11.1% compared with the prior year period.  Segment operating margin was 9.9% compared with 9.7% in the prior year period.

Corporate Costs

Corporate costs increased $4.7 million in the second quarter compared with the prior year quarter primarily due to higher performance based incentive compensation.

Pension Expense

Defined benefit pension expense for the second quarter was $15.1 million compared with $18.4 million for the prior year quarter, a 17.9% decrease.  The decrease in expense was primarily due to benefits from an accelerated plan contribution of approximately $180 million made in March 2011 and good plan asset performance in the U.S. in 2010.

Interest

Interest expense was $11.0 million for the second quarter compared with $11.0 million for the prior year quarter.  The annualized weighted average interest rate on pre-petition obligations for the second quarter was 3.5%.

Income Taxes

Income taxes are recorded at a global effective tax rate of approximately 32% before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.

Grace has not had to pay U.S. Federal income taxes in cash in recent years since available tax deductions and credits have fully offset U.S. taxable income.  Income taxes in foreign jurisdictions are generally paid in cash.  Grace expects to generate significant U.S. Federal net operating losses upon emergence from bankruptcy.  Income taxes paid in cash, excluding tax settlements, were $19.4 million for the six months ended June 30, 2011, or approximately 10.1% of income before income taxes.

Cash Flow Performance Measure

Adjusted Operating Cash Flow (see note A) was $130.3 million for the six months ended June 30, 2011 compared with $128.5 million in the prior year period.  Capital expenditures were $57.7 million compared with $42.2 million for the prior year period.  Net working capital days were 56 days for the second quarter, compared with 49 days in the prior year quarter and 61 days in the 2011 first quarter.  Higher rare earth costs added $47.8 million to accounts receivable and inventories during the six months ended June 30, 2011.

Chapter 11 Proceedings

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to resolve Grace’s asbestos-related liabilities.

On January 31, 2011, the Bankruptcy Court issued an order confirming Grace’s Joint Plan of Reorganization (the “Plan”).  The confirmation order must next be affirmed by the United States District Court.  On June 28-29, 2011, the District Court heard oral arguments on affirmation and appeals to the confirmation order.  The timing of Grace’s emergence from Chapter 11 will depend on affirmation of the Plan by the District Court and the satisfaction or waiver of the other conditions set forth in the Plan, including the resolution of any further appeals.  Grace is preparing to consummate the Plan as quickly as practicable.  The Plan sets forth how all pre-petition claims and demands against Grace will be resolved.  See Grace’s most recent periodic reports filed with the SEC for a detailed description of the Plan.

2011 Outlook Update

Higher sales; Higher Adjusted EBIT

As of July 26th, Grace expects 2011 sales to be $3.25 to $3.30 billion, compared with $2.85 to $2.95 billion in its February 10, 2011 outlook.

Grace expects 2011 Adjusted EBIT to be $465 to $480 million, compared with $365 to $385 million in its February outlook.  Grace expects 2011 Adjusted EBITDA to be $585 to $600 million, compared with $485 to $505 million in its February outlook.

For 2011, Grace expects to maintain its gross profit percentage within its 35-37% target range.  Gross profit percentage in the second half of 2011 is expected to be lower than in the first half of 2011 primarily due to the mathematical effect of higher rare earth surcharges and costs on calculated gross profit percentages.

Grace is unable to make a reasonable estimate of the income effects of the consummation of the Plan because the value of certain consideration payable to the asbestos trusts under the Plan (primarily the deferred payments and the warrants) will not ultimately be determined until the effective date of the Plan, the timing of which is uncertain.  When the Plan is consummated, Grace expects to reduce its liabilities subject to compromise, including asbestos-related contingencies, recognize the value of the deferred payments and the warrants and recognize expense for the costs of consummating the Plan and the income tax effects of these items.

Investor Call

Grace will discuss these results during an investor conference call and webcast today starting at 11:00 a.m. ET.  To access the call and webcast, interested participants should go to the Investor Information — Investor Presentations portion of the company’s web site, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the investor call by dialing +1.800.659.2032 (international callers dial +1.617.614.2712) and entering conference ID

#55991140.  Investors are advised to access the call at least ten minutes early in order to register.  An audio replay will be available from 2:00 p.m. ET on July 26 until 11:59 p.m. ET on August 2.  The replay will be accessible by dialing +1.888.286.8010 (international callers dial +1.617.801.6888) and entering conference call ID #55112870.

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Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. Founded in 1854, Grace has operations in over 40 countries. For more information, visit Grace’s web site at www.grace.com.

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This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, all statements regarding Grace’s Chapter 11 case; expected financial positions; results of operations; cash flows; financing plans; business strategy; budgets; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: developments affecting Grace’s bankruptcy, proposed plan of reorganization and settlements with certain creditors, the cost and availability of raw materials (including rare earth) and energy, developments affecting Grace’s underfunded and unfunded pension obligations, risks related to foreign operations, especially in emerging regions, the effectiveness of its research and development and growth investments, its legal and environmental proceedings, costs of compliance with environmental regulation and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace’s projections and forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

Chart 1

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In millions, except per share amounts	2011	2010	2011	2010

Net sales	$826.4	$685.0	$1,522.1	$1,299.9
Cost of goods sold	522.5	440.5	966.4	841.6
Gross profit	303.9	244.5	555.7	458.3

Selling, general and administrative expenses	145.2	129.8	274.5	252.3
Restructuring expenses and related asset impairments	0.7	1.2	0.9	3.4
Research and development expenses	16.7	14.8	32.3	30.1
Defined benefit pension expense	15.1	18.4	31.6	38.3
Interest expense and related financing costs	11.0	11.0	21.4	20.9
Provision for environmental remediation	0.5	—	0.5	—
Chapter 11 expenses, net of interest income	6.7	4.3	12.5	10.8
Equity in earnings of unconsolidated affiliates	(4.2)	(6.2)	(7.7)	(11.3)
Other (income) expense, net	0.1	(0.1)	(1.9)	2.3
Total costs and expenses	191.8	173.2	364.1	346.8
Income before income taxes	112.1	71.3	191.6	111.5
Provision for income taxes	(36.6)	(20.3)	(62.1)	(3.9)
Net income	75.5	51.0	129.5	107.6
Less: Net loss (income) attributable to noncontrolling interests	0.3	—	0.5	(0.4)
Net income attributable to W. R. Grace & Co. shareholders	$75.8	$51.0	$130.0	$107.2

Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$1.03	$0.70	$1.77	$1.48
Weighted average number of basic shares	73.4	72.7	73.3	72.6

Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$1.00	$0.69	$1.72	$1.44
Weighted average number of diluted shares	75.6	74.4	75.4	74.5

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 2

W. R. Grace & Co. and Subsidiaries

Analysis of  Operations (unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions)	2011	2010	$ Change	% Change		2011	2010	$ Change	% Change
Net sales:
Grace Davison	$568.6	$453.9	$114.7	25.3%		$1,056.7	$872.2	$184.5	21.2%
Refining Technologies	267.8	179.1	88.7	49.5%		484.6	351.1	133.5	38.0%
Materials Technologies	190.8	174.1	16.7	9.6%		361.5	335.1	26.4	7.9%
Specialty Technologies	110.0	100.7	9.3	9.2%		210.6	186.0	24.6	13.2%

Grace Construction Products	257.8	231.1	26.7	11.6%		465.4	427.7	37.7	8.8%
Americas	129.9	116.1	13.8	11.9%		238.7	220.3	18.4	8.4%
Europe	78.5	75.0	3.5	4.7%		136.6	134.3	2.3	1.7%
Asia Pacific	49.4	40.0	9.4	23.5%		90.1	73.1	17.0	23.3%
Total Grace net sales	$826.4	$685.0	$141.4	20.6%		$1,522.1	$1,299.9	$222.2	17.1%
Net sales by region:
North America	$273.1	$215.7	$57.4	26.6%		$498.3	$418.1	$80.2	19.2%
Europe Middle East Africa	325.5	274.6	50.9	18.5%		597.7	521.5	76.2	14.6%
Asia Pacific	150.5	120.8	29.7	24.6%		280.8	223.3	57.5	25.8%
Latin America	77.3	73.9	3.4	4.6%		145.3	137.0	8.3	6.1%
Total net sales by region	$826.4	$685.0	$141.4	20.6%		$1,522.1	$1,299.9	$222.2	17.1%

Profitability performance measures: (A)(B)(C)
Adjusted EBIT
Grace Davison segment operating income	$145.7	$106.5	$39.2	36.8%		$264.0	$194.3	$69.7	35.9%
Grace Construction Products segment operating income	29.6	25.7	3.9	15.2%		45.9	41.3	4.6	11.1%
Corporate support functions (including performance based compensation)	(21.2)	(16.9)	(4.3)	(25.4)%		(38.0)	(31.0)	(7.0)	(22.6)%
Other corporate costs (including environmental remediation)	(6.2)	(5.8)	(0.4)	(6.9)%		(11.8)	(10.9)	(0.9)	(8.3)%
Defined benefit pension expense (C)	(15.1)	(18.4)	3.3	17.9%		(31.6)	(38.3)	6.7	17.5%
Adjusted EBIT	132.8	91.1	41.7	45.8%		228.5	155.4	73.1	47.0%
Chapter 11- and asbestos-related costs, net	(9.0)	(7.8)	(1.2)	(15.4)%		(14.7)	(20.4)	5.7	27.9%
Restructuring expenses and related asset impairments	(0.7)	(1.2)	0.5	41.7%		(0.9)	(3.4)	2.5	73.5%
Interest expense and related financing costs	(11.0)	(11.0)	—	—%		(21.4)	(20.9)	(0.5)	(2.4)%
Interest income of non-Debtor subsidiaries	0.3	0.2	0.1	50.0%		0.6	0.4	0.2	50.0%
Provision for income taxes	(36.6)	(20.3)	(16.3)	(80.3)%		(62.1)	(3.9)	(58.2)	NM
Net income attributable to W.R. Grace & Co. shareholders	$75.8	$51.0	$24.8	48.6%		$130.0	$107.2	$22.8	21.3%

Diluted EPS (GAAP)	$1.00	$0.69	$0.31	44.9%		$1.72	$1.44	$0.28	19.4%
Adjusted EPS (non-GAAP)	$1.11	$0.76	$0.35	46.1%		$1.88	$1.24	$0.64	51.6%

Chapter 11- and asbestos-related costs, net:
Chapter 11 expenses, net of filing entity interest income	$6.7	$4.3	$2.4	55.8%		$12.5	$10.8	$1.7	15.7%
Asbestos administration costs	1.2	1.9	(0.7)	(36.8)%		2.3	3.6	(1.3)	(36.1)%
Provision for environmental remediation related to asbestos	0.2	—	0.2	100.0%		0.4	—	0.4	100.0%
D&O insurance cost related to Chapter 11	0.4	0.9	(0.5)	(55.6)%		0.8	1.7	(0.9)	(52.9)%
Chapter 11 financing related (D):
Translation effects- intercompany loans	(7.6)	33.0	(40.6)	(123.0)%		(27.3)	54.2	(81.5)	(150.4)%
Value of currency forward contracts - intercompany loans	7.8	(32.3)	40.1	124.1%		24.3	(51.5)	75.8	147.2%
Certain other currency translations costs, net	0.3	—	0.3	100.0%		1.7	1.6	0.1	6.2%
Chapter 11- and asbestos-related costs, net:	$9.0	$7.8	$1.2	15.4%		$14.7	$20.4	$(5.7)	(27.9)%

Profitability performance measures:
Gross profit percentage:
Grace Davison	38.1%	36.2%	NM	1.9	pts	37.8%	35.6%	NM	2.2	pts
Grace Construction Products	34.1%	35.0%	NM	(0.9	)pts	33.9%	34.9%	NM	(1.0	)pts
Total Grace	36.8%	35.7%	NM	1.1	pts	36.5%	35.3%	NM	1.2	pts

Adjusted EBIT and Adjusted EBITDA: (A)
Adjusted EBIT	$132.8	$91.1	$41.7	45.8%		$228.5	$155.4	$73.1	47.0%
Depreciation and amortization	29.7	30.2	(0.5)	(1.7)%		58.9	59.7	(0.8)	(1.3)%
Adjusted EBITDA	$162.5	$121.3	$41.2	34.0%		$287.4	$215.1	$72.3	33.6%

Operating margin as a percentage of sales: (B)(C)
Grace Davison segment operating income	25.6%	23.5%	NM	2.1	pts	25.0%	22.3%	NM	2.7	pts
Grace Construction Products segment operating income	11.5%	11.1%	NM	0.4	pts	9.9%	9.7%	NM	0.2	pts
Adjusted EBIT	16.1%	13.3%	NM	2.8	pts	15.0%	12.0%	NM	3.0	pts
Adjusted EBITDA	19.7%	17.7%	NM	2.0	pts	18.9%	16.5%	NM	2.4	pts

Chart 2 (cont.)

W. R. Grace & Co. and Subsidiaries

Analysis of Operations (unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change
Cash flow performance measure:
Net income attributable to W.R. Grace & Co. shareholders	$75.8	$51.0	$24.8	48.6%	$130.0	$107.2	$22.8	21.3%
Chapter 11- and asbestos-related costs, net	9.0	7.8	1.2	15.4%	14.7	20.4	(5.7)	(27.9)%
Restructuring expenses and related asset impairments	0.7	1.2	(0.5)	(41.7)%	0.9	3.4	(2.5)	(73.5)%
Interest expense and related financing costs	11.0	11.0	—	—%	21.4	20.9	0.5	2.4%
Interest income of non-Debtor subsidiaries	(0.3)	(0.2)	(0.1)	(50.0)%	(0.6)	(0.4)	(0.2)	(50.0)%
Provision for income taxes	36.6	20.3	16.3	80.3%	62.1	3.9	58.2	NM
Adjusted EBIT	132.8	91.1	41.7	45.8%	228.5	155.4	73.1	47.0%
Depreciation and Amortization	29.7	30.2	(0.5)	(1.7)%	58.9	59.7	(0.8)	(1.3)%
Adjusted EBITDA	162.5	121.3	41.2	34.0%	287.4	215.1	72.3	33.6%
Defined benefit pension expense	15.1	18.4	(3.3)	(17.9)%	31.6	38.3	(6.7)	(17.5)%
Change in net working capital	(64.9)	(18.7)	(46.2)	NM	(120.4)	(25.3)	(95.1)	NM
Change in other assets and liabilities	31.0	4.5	26.5	NM	(10.6)	(57.4)	46.8	81.5%
Capital expenditures	(34.3)	(24.2)	(10.1)	(41.7)%	(57.7)	(42.2)	(15.5)	(36.7)%
Adjusted Operating Cash Flow (A)	$109.4	$101.3	$8.1	8.0%	$130.3	$128.5	$1.8	1.4%

Calculation of Adjusted EBIT return on invested capital (trailing four quarters): (A)
Adjusted EBIT	$399.5	$295.9
Invested Capital:
Trade accounts receivable	501.0	400.7
Inventories	313.2	244.5
Accounts payable	(262.9)	(200.0)
	551.3	445.2
Other current assets	77.6	85.3
Properties and equipment, net	719.7	650.1
Goodwill	130.2	110.0
Investments in unconsolidated affiliates	63.6	56.8
Other assets	85.6	117.1
Other current liabilities	(294.6)	(235.7)
Other liabilities	(55.1)	(56.5)
Total Invested Capital	$1,278.3	$1,172.3

Adjusted EBIT return on invested capital	31.3%	25.2%

Amounts may not add due to rounding.

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 3

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended
	June 30,
In millions	2011	2010
Operating Activities

Net income	$129.5	$107.6
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	58.9	59.7
Equity in earnings of unconsolidated affiliates	(7.7)	(11.3)
Provision for income taxes	62.1	3.9
Income taxes (paid), net of refunds	(34.2)	(13.6)
Defined benefit pension expense	31.6	38.3
Payments under defined benefit pension arrangements	(212.1)	(26.8)
Changes in assets and liabilities, excluding effect of foreign currency translation:
Trade accounts receivable	(93.4)	(49.2)
Inventories	(46.7)	(33.7)
Accounts payable	46.6	35.6
Other accruals and non-cash items	(6.9)	(27.2)
Net cash provided by (used for) operating activities	(72.3)	83.3
Investing Activities
Capital expenditures	(57.7)	(42.2)
Transfer to restricted cash and cash equivalents	(14.4)	(81.5)
Other investing activities	5.9	0.5
Net cash used for investing activities	(66.2)	(123.2)
Financing Activities
Net repayments under credit arrangements	(1.1)	(5.2)
Proceeds from exercise of stock options	5.4	6.8
Other financing activities	2.9	1.1
Net cash provided by financing activities	7.2	2.7
Effect of currency exchange rate changes on cash and cash equivalents	10.3	(14.2)
Decrease in cash and cash equivalents	(121.0)	(51.4)
Cash and cash equivalents, beginning of period	1,015.7	893.0
Cash and cash equivalents, end of period	$894.7	$841.6

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 4

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets (unaudited)

	June 30,	December 31,
In millions	2011	2010

ASSETS
Current Assets
Cash and cash equivalents	$894.7	$1,015.7
Restricted cash and cash equivalents	112.2	97.8
Trade accounts receivable, less allowance of $7.1 (2010- $7.0)	488.0	380.8
Accounts receivable - unconsolidated affiliate	13.0	5.3
Inventories	313.2	259.3
Deferred income taxes	48.7	54.7
Other current assets	77.6	90.6
Total Current Assets	1,947.4	1,904.2

Properties and equipment, net	719.7	702.5
Goodwill	130.2	125.5
Deferred income taxes	822.6	845.0
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	40.6	35.6
Investments in unconsolidated affiliates	63.6	56.4
Other assets	90.7	102.5
Total Assets	$4,314.8	$4,271.7

LIABILITIES AND EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$36.9	$37.0
Debt payable - unconsolidated affiliate	2.4	2.3
Accounts payable	259.9	207.1
Accounts payable - unconsolidated affiliate	3.0	8.5
Other current liabilities	300.1	278.0
Total Current Liabilities	602.3	532.9

Debt payable after one year	2.7	2.9
Debt payable - unconsolidated affiliate	15.6	12.6
Deferred income taxes	35.3	34.6
Underfunded and unfunded defined benefit pension plans	327.2	539.8
Other liabilities	43.3	43.6
Total Liabilities Not Subject to Compromise	1,026.4	1,166.4

Liabilities Subject to Compromise
Debt plus accrued interest	926.2	911.4
Income tax contingencies	89.9	93.8
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	139.5	144.0
Postretirement benefits	177.8	181.1
Other liabilities and accrued interest	145.2	143.8
Total Liabilities Subject to Compromise	3,178.6	3,174.1
Total Liabilities	4,205.0	4,340.5

Equity (Deficit)
Common stock	0.7	0.7
Paid-in capital	463.1	455.9
Retained earnings	161.7	31.7
Treasury stock, at cost	(41.2)	(45.9)
Accumulated other comprehensive loss	(481.3)	(518.1)
Total W. R. Grace & Co. Shareholders’ Equity (Deficit)	103.0	(75.7)
Noncontrolling interests	6.8	6.9
Total Equity (Deficit)	109.8	(68.8)
Total Liabilities and Equity (Deficit)	$4,314.8	$4,271.7

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 5

W. R. Grace & Co. and Subsidiaries

Adjusted Earnings Per Share (unaudited)

	Three Months Ended June 30, 2011				Six Months Ended June 30, 2011
	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share
Diluted Earnings Per Share (GAAP)				$1.00				$1.72

Restructuring charges and related asset impairments	$0.7	$0.2	$0.5	0.01	$0.9	$0.3	$0.6	0.01
Chapter 11- and asbestos-related costs, net	9.0	2.4	6.6	0.09	14.7	3.8	10.9	0.14

Discrete tax items:
Adjustments to uncertain tax positions		(0.4)	0.4	0.01		(0.4)	0.4	0.01

Adjusted EPS (non-GAAP) (A)				$1.11				$1.88

	Three Months Ended June 30, 2010				Six Months Ended June 30, 2010
	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.69				$1.44

Restructuring charges and related asset impairments	1.2	0.3	0.9	0.01	$3.4	$1.0	$2.4	0.03
Chapter 11- and asbestos-related costs, net	7.8	2.9	4.9	0.07	20.4	6.6	13.8	0.19

Discrete tax items:
U.S. federal income tax settlement			—	—		16.9	(16.9)	(0.23)
Other adjustments to uncertain tax positions		1.0	(1.0)	(0.01)		14.0	(14.0)	(0.19)

Adjusted EPS (non-GAAP) (A)				$0.76				$1.24

The Notes to the Financial Information are included as part of the Earnings Release.

(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations.   Adjusted EBIT means net income adjusted for interest income and expense, income taxes, Chapter 11- and asbestos-related costs, net, restructuring expenses and related asset impairments and gains and losses on sales of product lines and other investments.  Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization.  Adjusted Operating Cash Flow means Adjusted EBITDA plus pension expense plus or minus the change in net working capital and specified other assets and liabilities minus capital expenditures.  Adjusted Operating Cash Flow excludes the cash flow effects of income taxes, defined benefit pension arrangements,  Chapter 11- and asbestos- related costs, net, and any restructuring or divestment activities.  Grace uses Adjusted EBIT and Adjusted Operating Cash Flow as performance measures in significant business decisions.  Adjusted EPS means Diluted EPS adjusted for restructuring expenses and related asset impairments, Chapter 11- and asbestos-related costs, net, and certain discrete tax items.  Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities.  Adjusted EBIT, Adjusted EPS, Adjusted EBITDA, Adjusted Operating Cash Flow, and Adjusted EBIT Return On Invested Capital do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance.  These measures are provided to distinguish the operating results of Grace’s current business base from the income and expenses of items related to asbestos and Chapter 11.

(B): Grace’s segment operating income includes only Grace’s share of income from consolidated and unconsolidated joint ventures.

(C): Defined benefit pension expense includes all defined benefit pension expense of Grace. Grace Davison and Grace Construction Products segment operating income and corporate costs do not include amounts for defined benefit pension expense.

(D): Due to its bankruptcy, Grace has had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that are not related to its operating activities.  In addition, Grace has accumulated significant cash during its bankruptcy.  The intercompany loans are expected to be paid when Grace emerges from bankruptcy, and excess cash balances are expected to be used to fund a significant portion of Grace’s emergence from bankruptcy.  Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as Chapter 11- and asbestos- related costs, net.

NM — Not Meaningful